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ALLIEDSIGNAL TO ACQUIRE TRISTAR AEROSPACE CO.
MORRIS TOWNSHIP, N.J. & DALLAS--(BUSINESS WIRE)--Nov. 1, 1999--

Acquisition To Support Company's Expansion Of Aerospace Consumable Hardware And Services Offerings; Will Create $600 Million Global
Aerospace Consumable Hardware Business

AlliedSignal Inc. (NYSE: ALD) and TriStar Aerospace Co. (NYSE: TSX) announced today that they have entered into a definitive merger agreement under which AlliedSignal will acquire TriStar for $9.50 per share in cash.

Under the merger agreement, AlliedSignal will commence, by Friday, November 5, 1999, a tender offer to acquire all of the outstanding shares of TriStar. The transaction will total approximately $291 million, which includes the assumption of approximately $107 million of TriStar debt.

The acquisition is part of AlliedSignal's ongoing strategy to grow its offerings in the aerospace consumable hardware and aftermarket services areas. It builds upon the company's 1998 acquisition of the aerospace parts distribution business of Banner Aerospace Inc. and forms a $600 million global aerospace consumable hardware business.

TriStar has annual sales of approximately $200 million. The company is a leading provider of fasteners, fastening systems and related hardware to the aerospace industry. It also provides just-in-time and automatic parts replenishment and other customized inventory management services designed to reduce overall customer costs.

"We will integrate TriStar with our Hardware Product Group," said James D. Taiclet, President, AlliedSignal Aerospace Services. "The result will be a single business capable of providing worldwide customers with one-stop shopping for a wide range of consumable parts and value-added services that can help make them more competitive. We'll be able to get more customers more parts as soon as they're needed, and do so in ways that will enable our customers to operate with greater efficiency and at lower costs."

Quentin Bourjeaurd, TriStar's Chairman and CEO, said, "TriStar and AlliedSignal Hardware Product Group have complementary businesses and this combination will allow us to achieve our mutual goals at a much quicker pace. Our respective shareowners, employees, customers and suppliers will benefit as a result of this merger."

TriStar executive officers beneficially owning approximately 20% of TriStar's shares have committed to support the transaction and have entered into tendering, voting and






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option agreements. The acquisition is subject to clearance under the
Hart-Scott-Rodino Antitrust Improvements Act and the acquisition of a majority of TriStar shares by AlliedSignal, as well as other customary conditions. The two companies expect to complete the acquisition in December 1999.

This news release does not constitute an offer to purchase any securities, nor solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of AlliedSignal Inc. or TriStar Aerospace Co. or any action in lieu of a meeting. Any solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

TriStar is headquartered in Dallas, Texas, and employs approximately 500 people and has facilities in North America and Europe.

AlliedSignal Aerospace, a US$7.5-billion unit of AlliedSignal Inc., is the largest supplier of aircraft engines, equipment, systems and services for commercial transport, regional, general aviation and military aircraft.

AlliedSignal Inc. is an advanced technology and manufacturing company serving customers worldwide with aerospace products and services, automotive products, plastics, chemicals, fibers and advanced materials. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. The company employs 70,400 people in some 40 countries. Additional information on the company is available on the World Wide Web at http://www.allliedsignal.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

CONTACT: Tom Crane John Clendening AlliedSignal Inc. AlliedSignal Aerospace
(973) 455-4732 (310) 512-1656.